                               AGREEMENT AND PLAN

                                       OF

                                     MERGER

                                   ----------

                                  By and Among


                         PLENUM PUBLISHING CORPORATION,


                               KLUWER BOSTON, INC.


                                       and


                              PPC ACQUISITION CORP.



                                  June 10, 1998

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I   THE OFFER........................................................1
      SECTION 1.1       The Offer............................................1
      SECTION 1.2       Company Action.......................................3
      SECTION 1.3       Directors............................................4

ARTICLE II  THE MERGER.......................................................5
      SECTION 2.1       The Merger...........................................5
      SECTION 2.2       Effective Time; Closing..............................5
      SECTION 2.3       Effects of the Merger; Subsequent Actions............5
      SECTION 2.4       Certificate of Incorporation and By-Laws of
                        the Surviving Corporation............................5
      SECTION 2.5       Directors............................................6
      SECTION 2.6       Officers.............................................6
      SECTION 2.7       Conversion of Shares.................................6
      SECTION 2.8       Conversion of Purchaser Common Stock.................6
      SECTION 2.9       Stockholders' Meeting................................6
      SECTION 2.10      Merger Without Meeting of Stockholders...............7

ARTICLE III DISSENTING SHARES; PAYMENT FOR SHARES............................7
      SECTION 3.1       Dissenting Shares....................................7
      SECTION 3.2       Exchange of Certificates.............................7

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................9
      SECTION 4.1       Organization and Qualification; Subsidiaries.........9
      SECTION 4.2       Charter and By-laws..................................9
      SECTION 4.3       Capitalization.......................................9
      SECTION 4.4       Authority Relative to this Agreement................10
      SECTION 4.5       No Conflict; Required Filings and Consents..........10
      SECTION 4.6       SEC Reports and Financial Statements................11
      SECTION 4.7       Information.........................................12
      SECTION 4.8       Changes.............................................12
      SECTION 4.9       Opinion of Financial Advisor........................13
      SECTION 4.10      Takeover Statutes...................................13
      SECTION 4.11      Litigation..........................................13
      SECTION 4.12      Employee Plans and Arrangements.....................13
      SECTION 4.13      Assets..............................................15
      SECTION 4.14      Intellectual Property...............................15
      SECTION 4.15      Taxes...............................................16
      SECTION 4.16      Environmental Laws and Regulations..................16
      SECTION 4.17      Insurance...........................................17
      SECTION 4.18      Brokers.............................................17

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF PARENT
            AND PURCHASER...................................................18
      SECTION 5.1       Organization and Qualification......................18
      SECTION 5.2       Authority Relative to this Agreement and
                        the Stock Purchase Agreements.......................18
      SECTION 5.3       No Conflict; Required Filings and Consents..........18
      SECTION 5.4       Information.........................................19
      SECTION 5.5       Financing...........................................19
      SECTION 5.6       Brokers.............................................19

ARTICLE VI  COVENANTS.......................................................19
      SECTION 6.1       Conduct of Business of the Company..................19
      SECTION 6.2       Access to Information...............................21
      SECTION 6.3       Reasonable Best Efforts.............................22
      SECTION 6.4       Consents............................................22
      SECTION 6.5       Public Announcements................................23
      SECTION 6.6       Indemnification.....................................23
      SECTION 6.7       Notification of Certain Matters.....................24
      SECTION 6.8       No Solicitation.....................................24

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER........................26
      SECTION 7.1       Conditions to Each Party's Obligation
                        to Consummate the Merger............................26

ARTICLE VIII      TERMINATION; AMENDMENTS; WAIVER...........................26
      SECTION 8.1       Termination.........................................26
      SECTION 8.2       Effect of Termination...............................27
      SECTION 8.3       Fees and Expenses...................................27
      SECTION 8.4       Amendment...........................................28
      SECTION 8.5       Extension; Waiver...................................29

ARTICLE IX  MISCELLANEOUS...................................................29
      SECTION 9.1       Non-Survival of Representations and Warranties......29
      SECTION 9.2       Entire Agreement; Assignment........................29
      SECTION 9.3       Validity............................................29
      SECTION 9.4       Notices.............................................29
      SECTION 9.5       Governing Law.......................................31
      SECTION 9.6       Consent to Jurisdiction; Waiver of Immunities.......31
      SECTION 9.7       Descriptive Headings................................31
      SECTION 9.8       Counterparts........................................31
      SECTION 9.9       Parties in Interest.................................31
      SECTION 9.10      Certain Definitions.................................31
      SECTION 9.11      Specific Performance................................32

                                LIST OF SCHEDULES


Schedule 4.8            --    Material Changes
Schedule 4.11           --    Litigation
Schedule 4.12(a)        --    Employee Benefit Plans
Schedule 4.12(i)        --    Employment/Termination Agreements
Schedule 4.12(j)        --    Labor Union
Schedule 4.14(b)        --    Licenses
Schedule 4.16           --    Environmental Matters
Schedule 4.17           --    Insurance

                              LIST OF DEFINED TERMS

                                                                            Page
                                                                            ----

Acquisition Proposal........................................................23
Affiliate...................................................................29
Agreement....................................................................1
Antitrust Laws..............................................................21
Benefit Plans...............................................................12
Board........................................................................1
Certificates.................................................................7
Closing......................................................................5
Closing Date.................................................................5
Code........................................................................12
Commonly Controlled Entity..................................................12
Company......................................................................1
Company Process Agent.......................................................28
Company Representatives.....................................................20
Confidentiality Agreement...................................................27
Consent.....................................................................10
Control.....................................................................29
Dissenting Shares............................................................7
Effective Time...............................................................5
Employee Pension Benefit Plan...............................................12
Employee Welfare Benefit Plan...............................................12
Environmental Claim.........................................................15
Environmental Laws..........................................................16
Environmental Permits.......................................................15
ERISA.......................................................................12
Exchange Act................................................................10
Executive Stock Purchase Agreement...........................................1
GAAP........................................................................11
GCL..........................................................................4
Governmental Entity.........................................................10
HSR Act.....................................................................10
Hazardous Materials.........................................................16
Indemnified Parties.........................................................21
Indemnified Party...........................................................21
Independent Directors........................................................4
Intellectual Property.......................................................14
Lien.........................................................................9
Material Adverse Effect on the Company.......................................8
Material Adverse Effect on Parent...........................................16
Merger.......................................................................4
Minimum Condition............................................................1

Offer........................................................................1
Offer Documents..............................................................1
Offer to Purchase............................................................1
Other Filings...............................................................11
Parent.......................................................................1
Parent Process Agent........................................................28
Parent Representatives......................................................20
Paying Agent.................................................................7
PBGC........................................................................13
Pension Plan................................................................12
Person......................................................................29
Preferred Stock..............................................................9
Prohibited Transaction......................................................13
Proxy Statement..............................................................6
Purchaser....................................................................1
Purchase Price...............................................................1
Reimbursable Expenses.......................................................26
Reportable Event............................................................13
Schedule 14D-1...............................................................2
Schedule 14D-9...............................................................3
SEC..........................................................................1
SEC Reports.................................................................10
Shares.......................................................................1
Significant Subsidiaries.....................................................8
Superior Proposal...........................................................23
Stockholders' Meeting........................................................6
Subsidiaries................................................................29
Subsidiary..................................................................29
Salomon Smith Barney........................................................12
Surviving Corporation........................................................4
Tax.........................................................................15
Taxes.......................................................................15
Tax Returns.................................................................15
Termination Fee.............................................................26
Violation...................................................................10
Voting Debt..................................................................9
Welfare Plan................................................................12

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 10, 1998, by and among Kluwer Boston, Inc., a Massachusetts corporation ("Parent"), PPC Acquisition Corp., a Delaware corporation and subsidiary of Parent ("Purchaser"), and Plenum Publishing Corporation (the "Company"), a Delaware corporation.

      WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company deem it advisable and in the best interests of the stockholders of such corporations to effect the merger of Purchaser and the Company pursuant to this Agreement;

      WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have approved the acquisition of the Company by Parent and, in furtherance of such acquisition, Parent proposes to make or to cause Purchaser to make a cash tender offer (the "Offer") for all of the outstanding shares of common stock of the Company, par value $.10 per share (the "Shares"), at a price of $73.50 net to the seller per Share (the "Purchase Price") on the terms set forth in the Offer Documents (as such term is defined below), and the Board of Directors of the Company (the "Board") has unanimously approved the Offer and resolved to recommend that it be accepted by the stockholders of the Company;

      WHEREAS, certain stockholders of the Company and Parent are entering into Stock Purchase Agreements, dated as of the date hereof ("Stock Purchase Agreements"), pursuant to which the Company, and such stockholders will, among other things, agree to sell Shares to Parent under certain circumstances; and

      WHEREAS, the Company and Parent are entering into an Option Agreement, dated as of the date hereof ("Option Agreement"), pursuant to which the Company will grant to Parent an option to acquire an additional 19.9% of its Shares at the Purchase Price.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Purchaser and the Company agree as follows:

                                    ARTICLE I

                                    THE OFFER

      SECTION 1.1 The Offer.

      (a) Provided that nothing shall have occurred that would result in the failure of any of the conditions set forth in Annex I hereto, Parent and Purchaser shall, as promptly as practicable following the date hereof and in any event not later than five (5) business days after the public announcement of the execution hereof, commence their Offer to purchase the Shares at a price equal to the Purchase Price. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase" and, together with a letter of transmittal relating thereto, the "Offer Documents") which shall be subject solely to the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, when added to any Shares acquired pursuant to the Stock Purchase Agreements simultaneously with the acceptance of Shares pursuant to the Offer, represents at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I hereto (including the expiration of applicable waiting periods under the HSR Act (as hereinafter defined)). As soon as practicable, Parent and Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Schedule 14D-1 (which schedule, together with all amendments and supplements thereto, is hereinafter referred to as the "Schedule 14D-1") with respect to the Offer. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 (as defined below) before it is filed with the SEC. In addition, Parent and Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that Parent and/or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-1 promptly after the receipt of such comments or other communications. Without the prior written consent of the Company, neither Parent nor Purchaser shall decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change the conditions set forth in Annex I, impose additional conditions to the Offer or amend any other term of the Offer in any manner materially adverse to the holders of the Shares. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the conditions of the Offer set forth in Annex I hereto as of any expiration date of the Offer, Parent and/or Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) increase the Purchase Price and extend the Offer for any period required by any rule, regulation, interpretation or provision of the SEC or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered and not withdrawn pursuant to the Offer at least 90% of the outstanding Shares.

      (b) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case as and to the extent required by applicable federal securities laws.

      SECTION 1.2 Company Action.

      (a) The Company hereby approves of and consents to the Offer and represents that, at a meeting duly called and held, its Board of Directors has
(i) unanimously determined that this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the Offer and the Merger, are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the Offer and the Merger and (iii) unanimously resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if, in the good faith opinion of the Directors, only after receipt of advice from legal counsel, the failure to withdraw, modify or amend such recommendation would result in the Board violating its fiduciary duties to the Company's stockholders under applicable law. The Company consents to the inclusion of such recommendation and approval in the Offer Documents.

      (b) Contemporaneously with the commencement of the Offer as provided for in Section 1.1, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (which schedule, together with all amendments and supplements thereto, is hereafter referred to as the "Schedule 14D-9") which shall reflect the recommendations and actions of the Company's Board of Directors referred to above. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company and/or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

      (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Parent and Purchaser mailing labels, security position listings and any available listing, or computer file containing the names and addresses of all record holders of the Shares as of a recent date, and shall furnish Parent and Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and assistance as Parent, Purchaser or their respective agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Parent and Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

      SECTION 1.3 Directors.

      (a) Promptly upon the purchase of Shares by Parent or Purchaser or any of its Subsidiaries pursuant to the Offer and/or pursuant to any of the Stock Purchase Agreements which represents at least a majority of the outstanding Shares, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Purchaser pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of the Purchaser, use its reasonable best efforts promptly either to increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Purchaser's designees to be so elected to the Company's Board of Directors, and shall take all actions available to the Company to cause Purchaser's designees to be so elected. At such time, the Company shall, if requested by Purchaser, also cause persons designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board.

      (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser's designees to be elected to the Company's Board of Directors. Purchaser or Parent will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3 are in addition to and shall not limit any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

      (c) In the event Purchaser's designees are elected to the Company's Board of Directors, until the Effective Time (as defined below), the Company's Board shall have at least two directors who are directors on the date hereof ("Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Purchaser or Parent and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Purchaser's designees are elected to the Company's Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder or (iii) take any other action by the Company's Board under or in connection with this Agreement.

                                   ARTICLE II

                                   THE MERGER

      SECTION 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the General Corporation Law of the State of Delaware (the "GCL"), at the Effective Time Purchaser shall be merged (the "Merger") with and into the Company. Following the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the option of Parent and provided that such amendment does not delay the Effective Time, the Merger may be structured so that, and this Agreement shall thereupon be amended to provide that, the Company shall be merged with and into Purchaser or another direct or indirect wholly-owned subsidiary of Parent with Purchaser or such other subsidiary of Parent continuing as the Surviving Corporation; provided, however, that the Company shall be deemed not to have breached any of its representations and warranties herein if and to the extent such breach would have been attributable to such election.

      SECTION 2.2 Effective Time; Closing. As soon as practicable after the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII, the Company shall execute in the manner required by the GCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, or, if permitted, a certificate of ownership and merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time." Prior to such filing, a closing (the "Closing") shall be held at the offices of Bressler, Amery & Ross, 17 State Street, 34th Floor, New York, New York 10004, or such other place as the parties hereto shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in
Article VII. The date on which the Closing occurs is referred to herein as the "Closing Date."

      SECTION 2.3 Effects of the Merger; Subsequent Actions. The Merger shall have the effects set forth in Section 259 of the GCL. Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and Purchaser shall become debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

      SECTION 2.4 Certificate of Incorporation and By-Laws of the Surviving Corporation.

      (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

      (b) The By-Laws of Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

      SECTION 2.5 Directors. Subject to applicable law, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

      SECTION 2.6 Officers. The officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

      SECTION 2.7 Conversion of Shares. Subject to Section 3.1 below, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of the following securities, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, Purchaser, any wholly-owned subsidiary of Parent or Purchaser, or in the treasury of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares) shall be converted into the right to receive the Purchase Price, without interest thereon, upon surrender of the certificate formerly representing such Share.

      SECTION 2.8 Conversion of Purchaser Common Stock. At the Effective Time, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.10 per share, of the Surviving Corporation.

      SECTION 2.9 Stockholders' Meeting.

      (a) If required by the GCL in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with the GCL:

            (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders' Meeting") as soon as practicable following the acceptance for payment of and payment for the Shares by Parent and/or Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

            (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (including any amendment or supplement thereto, the "Proxy Statement") to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

            (iii) subject to the fiduciary obligations of the Board under applicable law, include in the

Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

      (b) At such meeting, each of Parent and Purchaser will vote (and will cause each of their respective affiliates to vote), all of the Shares (if any) then owned by them (or their respective affiliates) in favor of the approval of the Merger and the adoption of this Agreement.

      SECTION 2.10 Merger Without Meeting of Stockholders. Notwithstanding
Section 2.9, in the event that Parent, Purchaser or any other subsidiary of Parent shall acquire at least 90% of the Shares pursuant to the Offer and the Stock Tender Agreement, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by Parent and/or Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the GCL.

                                   ARTICLE III

                      DISSENTING SHARES; PAYMENT FOR SHARES

      SECTION 3.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with
Section 262 of the GCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Purchase Price as provided in Section 2.7, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the GCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Purchase Price, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

      SECTION 3.2 Exchange of Certificates.

      (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") in effecting the exchange for the Purchase Price of certificates (the "Certificates") that, prior to the Effective Time, represented Shares. Upon the surrender of each such Certificate formerly representing Shares, together with a properly completed letter of transmittal, the Paying Agent shall pay the holder of such Certificate the Purchase Price multiplied by the number of Shares formerly represented by each such Certificate, in exchange therefor, and each such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Dissenting Shares or Shares held by Parent, Purchaser or the Company, or any direct or indirect subsidiary thereof, or in the treasury of the Company) shall represent solely the right to receive the Purchase Price. No interest shall be paid or accrue on the Purchase Price. If the Purchase Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Purchase Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

      (b) Prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent such funds as needed for timely payment hereunder; provided, however, that no such deposit shall relieve Parent or Purchaser of their obligation to pay the Purchase Price pursuant to
Section 2.7.

      (c) The Purchase Price shall be invested by the Paying Agent as directed by Parent, provided that such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets; provided further that no loss on investment made pursuant to this Section 3.2(c) shall relieve Parent or Purchaser of their obligation to pay the Purchase Price pursuant to Section 2.7.

      (d) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Purchase Price in exchange therefor.

      (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for the Purchase Price as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

      (f) Promptly following the date which is six months after the Effective Time, the Paying Agent shall deliver to Parent all cash and documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Purchase Price, without any interest thereon.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Purchaser that:

      SECTION 4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each entity which the Company owns, directly or indirectly, a majority of the outstanding voting securities (each a "Subsidiary" or collectively the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company," as used in this Agreement, means any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, has had or will have a material adverse effect on the business, financial condition, properties or results of operations of the Company and its Subsidiaries taken as a whole, other than any adverse change, circumstance or effect relating to or arising out of (i) the economy or securities markets in general, (ii) the announcement of the Agreement or the transactions contemplated hereby (including any impact on employees, vendors or customers resulting therefrom) or (iii) the industry of the Company and its Subsidiaries in general, and not specifically relating to the Company or its Subsidiaries.

      SECTION 4.2 Charter and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the charter and the By-laws or comparable organizational documents, each as amended as of the date hereof, of the Company and each of its Subsidiaries.

      SECTION 4.3 Capitalization.

      (a) The authorized capital stock of the Company consists of 12,000,000 shares of Common Stock, $.10 par value per share ("Common Stock") and 1,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). As of the close of business on May 15, 1998, 3,510,251 shares of Common Stock were issued and outstanding, excluding 2,336,990 shares of Common Stock in treasury. As of the date hereof there were no shares of Preferred Stock issued and outstanding. The Company has no shares of capital stock reserved for future issuance. The Company has no outstanding options to purchase any shares of capital stock. Since March 31, 1998 the Company has not issued any shares of capital stock. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. There are no existing options, warrants, calls, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, and neither the Company nor any of its Subsidiaries is obligated to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to
(i) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or (ii) provide funds to or make any investment in (in the form of a loan, capital contribution or otherwise) any entity other than a wholly-owned Subsidiary.

      (b) Each of the outstanding shares of capital stock of each of the Company and its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of capital stock of the Subsidiaries as are owned by the Company or by a Subsidiary of the Company are owned in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). All outstanding shares of capital stock of each of the Subsidiaries are owned by the Company.

      (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

      SECTION 4.4 Authority Relative to this Agreement.

      The Company has all necessary corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement, or to consummate the transactions contemplated hereby (other than, with respect to the Merger, and subject to Section 2.10, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Shares then outstanding). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

      SECTION 4.5 No Conflict; Required Filings and Consents.

      (a) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with any of the provisions hereof will
(i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the comparable organizational documents of any of its Subsidiaries,
(ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of its Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clauses (ii) or (iii) for any such Violations which would not in the aggregate have a Material Adverse Effect on the Company or limit or restrict the ability of the Company to consummate the transactions contemplated hereby or thereby.

      (b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of a certificate of merger, or, if permitted, a certificate of ownership and merger, pursuant to the GCL, (iii) notifications required by certain state Blue Sky, takeover and environmental statutes, (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any requirements of any foreign or supranational Antitrust Laws, and (v) Consents, the failure of which to obtain or make would not in the aggregate have a Material Adverse Effect on the Company or limit or restrict the ability of the Company to consummate the transactions contemplated hereby.

      SECTION 4.6 SEC Reports and Financial Statements.

      (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since January 1, 1997 (the "SEC Reports"). As of their respective dates, the SEC Reports (including, without limitation, any financial statements or schedules included therein) complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports and the audited financial statements as of and for the year ended December 31, 1997, which the Company has provided to Parent, present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes. The Company has also provided to Parent unaudited condensed consolidated financial statements for the period ending March 31, 1998, filed with the SEC on May 15, 1998. Such statements were prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to SEC Form 10-Q and Article 10 of Regulation S-X promulgated under the Exchange Act and, in the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included.

      SECTION 4.7 Information. None of the information provided or that may be provided by the Company for use in the Offer Documents, the Schedule 14D-1 or any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings"), and neither the Proxy Statement nor the Schedule 14D-9, shall, at the time filed with the SEC or such other Governmental Entity, and, in the case of the Proxy Statement, at the time mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided or that may be provided by Parent or Purchaser specifically for use in such documents. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      SECTION 4.8 Changes. Since December 31, 1997, except as set forth in the SEC Reports filed prior to the date hereof or as otherwise disclosed in Schedule
4.8 hereto:

      (a) there has been no event, effect or change (including the incurrence of any liabilities or obligations of any nature whether or not accrued, contingent or otherwise) having a Material Adverse Effect on the Company;

      (b) the Company has not adopted any amendment to its Certificate of Incorporation or By-laws;

      (c) the Company has not issued, reissued, pledged or sold, or authorized the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into, exchangeable for or evidencing the right to substitute for, capital stock of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character, to purchase or acquire any capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares;

      (d) neither the Company nor any of its Subsidiaries declared, set aside or paid any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any of its wholly-owned Subsidiaries, or its regular quarterly dividend of $.32 per share of Common Stock to stockholders of record on March 23, 1998;

      (e) Neither the Company nor any of its Subsidiaries has split, combined, subdivided, reclassified or redeemed, purchased or otherwise acquired or proposed to redeem or purchased or otherwise acquired any shares of its capital stock or any of its other securities; and

      (f) Neither the Company nor any of its Subsidiaries has taken or omitted to take any action, nor has any event occurred, which (if taken, omitted or occurring after the date hereof) would constitute a breach of Section 6.1 of this Agreement.

      SECTION 4.9 Opinion of Financial Advisor. The Company has received the opinion of Salomon Brothers Inc and Smith Barney Inc. collectively doing Business as "Salomon Smith Barney" ("Salomon Smith Barney"), dated the date hereof, to the effect that, as of such date, the Purchase Price is fair to the holders of Shares, a copy of which opinion has been delivered to Parent. The Company has been authorized by Salomon Smith Barney to permit inclusion of such opinion (and reference thereto) in the Offer Documents, the Schedule 14D-9 and the Proxy Statement.

      SECTION 4.10 Takeover Statutes. The Company is subject to Section 203 of the GCL. By reason of action taken by the Company, such section is not applicable to the transactions contemplated hereby.

      SECTION 4.11 Litigation. Except as set forth in Schedule 4.11 there are no suits, claims, actions, proceedings, including, without limitation, arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries not set forth in the SEC Reports filed prior to the date hereof.

      SECTION 4.12 Employee Plans and Arrangements.

      (a) Schedule 4.12(a) lists each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan") and "employee welfare benefit plan" (as defined in Section 3 (i) of ERISA, (hereinafter a "Welfare Plan") and each pension, retirement, bonus, incentive compensation, profit sharing, stock option, stock purchase, stock bonus, phantom stock, deferred compensation, hospitalization, medical, dental, vision, life insurance, accidental death and dismemberment insurance, business travel insurance, cafeteria and flexible spending, sick pay, disability, severance, golden parachute, or other plans, policy, contract, fund or arrangement maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (each a "Commonly Controlled Entity") for the benefit of any present or former employees of the Company or any of its Subsidiaries. The Company has never maintained, or incurred any liability whatsoever, with respect to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA). The Company has made available to Purchaser true, complete and correct copies of (i) each Pension Plan and Welfare Plan collectively, the ("Benefit Plans") (ii) the most recent annual report on Form 5500 as filed with the Internal Revenue Service with respect to, (iii) the most recent summary plan description (or similar document) with respect to each applicable Benefit Plan, and (iv) each trust agreement relating to the Pension Plan.

      (b) Except where a failure would not have a Material Adverse Effect on the Company, each Benefit Plan has been administered in accordance with its terms. Except where a failure would not have a Material Adverse Effect on the Company, the Company, its Subsidiaries all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, and all other laws, ordinances or regulations of any Governmental Entities. Except where a failure would not have a Material Adverse

Effect on the Company, there are no investigations by any Governmental Entities, termination proceedings or other claims (except claims for benefits payable in the normal operations of the Pension Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan.

      (c) Except where a failure would not have a Material Adverse Effect on the Company, (i) all contributions to the Benefit Plan required to be made by the Company or any of its Subsidiaries in accordance with the terms of the Benefit Plans, and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan that is a Pension Plan and (iii) no Pension Plan had an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year.

      (d) (i) Each Pension Plan that is intended to be a tax-qualified plan has been the subject of a post Tax Reform Act of 1986 determination letter from the Internal Revenue Service to the effect that such Company Pension Plan and each related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; (ii) No such determination letter has been revoked, and revocation has not been threatened; (iii) No event has occurred and no circumstances exist that would adversely affect the tax-qualification of such Pension Plan except for any events or circumstances that would not have a Material Adverse Effect on the Company; and (iv) Such Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, increase its cost or require security under Section 307 of ERISA. The Company has made available to Purchaser a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter.

      (e) Except where a failure would not have a Material Adverse Effect on the
Company: (i) no non-exempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (ii) no Pension Plan has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation ("PBGC"); and (iii) none of the Company, any of its Subsidiaries or any trustee, administrator or other fiduciary of the Pension Plan has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject the Company, any such Subsidiary or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

      (f) No Commonly Controlled Entity has incurred any liability to a Pension Plan (other than for contributions not yet due) or to the PBGC (other than for the payment of premiums not yet due other than liabilities that would have a Material Adverse Effect on the Company).

      (g) Except where the failure would not have a Material Adverse Effect on the Company, no Commonly Controlled Entity has (i) engaged in a transaction described in Section 4069 of ERISA that could subject the Company to a liability at any time after the date hereof or (ii) acted in a manner that could, or failed to act so as to, result in fines, penalties, taxes or related charges under (x) Section 502(c), (i) or (1) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Code.

      (h) The Company and its Subsidiaries comply with the applicable requirements of parts 6 and 7 of subtitle B of Title I of ERISA ((S)(S) 601 et seq.) with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code and other than medical continuation requirements mandated pursuant to (S)(S) 601 et seq. no Benefit Plan that is a group health plan provides or is required to provide post employment or post retirement medical or health benefits to any former employees or employees of the Company or any Commonly Controlled Entity.

      (i) Schedule 4.12(i) lists (i) all employment agreements between the Company or any of its Subsidiaries and any of their respective directors or officers and between the Company or any of its Subsidiaries and any of its or their employees which is not terminable by the Company or its Subsidiaries on less than 90 days' notice, and (ii) all agreements and plans pursuant to which any director, officer or employee of the Company or any of its subsidiaries is entitled to benefits upon termination of their employment or a change in control of the Company.

      (j) Except as set forth in Schedule 4.12(j), none of the employees of the Company or any of its Subsidiaries is represented by a union or subject to a collective bargaining agreement.

      SECTION 4.13 Assets. The Company or one of its Subsidiaries has (a) good and marketable title to or a valid leasehold interest under a capitalized lease in all assets recorded on the Company's balance sheet as of December 31, 1997 included in the financial statements referred to in Section 4.6(b), except for assets disposed of in the ordinary course of business since such date, and (b) a valid leasehold or other interest in all other assets used by it in its business, except in each case for exceptions to the foregoing that would not have a Material Adverse Effect on the Company. The consummation of the transactions contemplated hereby will not affect the ownership or right to use any of the Company's assets, except for exceptions to the foregoing that would not have a Material Adverse Effect on the Company.

      SECTION 4.14 Intellectual Property.

      (a) Except for any exceptions to the following that would not have a Material Adverse Effect on the Company, the Company and its Subsidiaries own or have the right to use the Intellectual Property used by it and reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted or proposed to be conducted and consistent with past practice.

      (b) Except for any exceptions to the following that would not have a Material Adverse Effect on the Company: (i) all of the registered Intellectual Property owned by the Company and its Subsidiaries is subsisting and unexpired (except as such has expired by the passing of time without the possibility of extension or renewal), free of all Liens, has not been abandoned and, to the knowledge of the Company, all Intellectual Property used by the Company whether or not registered does not infringe the Intellectual Property rights of any third party; (ii) none of the Intellectual Property owned by the Company and its Subsidiaries is the subject of any license, security interest or other agreement granting rights therein to any third party, except as set forth on Schedule 4.14(b), (iii) to the knowledge of the Company, no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned by the Company; and (iv) the Company has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property.

      (c) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all (i)(A) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protections; (B) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (C) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (D) trade secrets and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

      SECTION 4.15 Taxes. The Company and each of its Subsidiaries have (i) filed all Tax Returns which they are required to file under applicable laws and regulations, (ii) paid all Taxes which have become due and payable, and (iii) accrued as a liability on the balance sheet included in the Company's 1997 financial statements described in Section 4.6 all Taxes which were accrued but not yet due and payable as of the date thereof, except for failures to take any of such actions which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind, including any interest or penalties in respect of the foregoing, and "Tax Returns" means returns, declarations, reports, information returns, or other documents filed or required to be filed in connection with the determination, assessment or collection of Taxes of any person or the administration of any laws, regulations or administrative requirements relating to any Taxes.

      SECTION 4.16 Environmental Laws and Regulations. Except as disclosed in
Schedule 4.16:

            (i) The Company and its Subsidiaries hold and are in compliance with all Environmental Permits (as defined below), and the Company and its Subsidiaries are otherwise in compliance with all Environmental Laws (as defined below) and there are no conditions that might prevent or interfere with such compliance in the future, except where the failure to hold or to be in such compliance would not reasonably be expected to have a Material Adverse Effect on the Company;

            (ii) As of the date hereof, neither the Company nor any of its Subsidiaries has received any Environmental Claim (as defined below) and there is no threatened Environmental Claim that would reasonably be expected to have a Material Adverse Effect on the Company;

            (iii) Neither the Company nor any of its Subsidiaries has entered into any consent decree, order or agreement under any Environmental Law;

            (iv) There are no (A) underground storage tanks, (B) polychlorinated biphenyls,

(C) friable asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills, or (G) sewers or septic systems present at any facility currently owned by the Company or any of its Subsidiaries the presence of which would reasonably be expected to have a Material Adverse Effect on the Company;

            (v) None of the Company or its Subsidiaries has contractually assumed any liabilities or obligations under any Environmental Laws that would reasonably be expected to have a Material Adverse Effect on the Company;

            (vi) To the knowledge of the Company, there has not been any Release of Hazardous Materials at any property currently or formerly owned or operated by the Company, any of its Subsidiaries or predecessors in interest nor, to the knowledge of the Company, at any disposal facility that may have received Hazardous Materials generated by the Company, any of its Subsidiaries or a predecessor in interest; and

            (vii) For purposes of this Agreement, the following terms shall have the following meanings: (A) "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, reasonable engineering and attorneys fees, fines or penalties) arising out of, relating to, based on or resulting from (1) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (3) otherwise relating to obligations or liabilities under any Environmental Laws; (B) "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries to conduct their operations and businesses on the date hereof and consistent with past practices; (C) "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws; (D) "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, solid waste, special waste, friable asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, and substances regulated pursuant to, or that could reasonably be expected to provide the basis of liability under, any Environmental Law and (E) "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

      SECTION 4.17 Insurance. Schedule 4.17 sets forth insurance policies in force for the benefit of the Company as of April 15, 1998. All such policies have been renewed in the ordinary course of business consistent with past practice.

      SECTION 4.18 Brokers. Except for the engagement of Salomon Smith Barney, whose fees will be paid by the Company and a copy of whose engagement letter has been provided to Parent, none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER

      Parent and Purchaser represent and warrant to the Company that:

      SECTION 5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts and each material subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and its material subsidiaries (including Purchaser) has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent," as used in this Agreement, means any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, has had or will have a materially adverse effect on the business, financial condition, properties or results of operations of Parent and its Subsidiaries taken as a whole.

      SECTION 5.2 Authority Relative to this Agreement and the Stock Purchase Agreements. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and Purchaser and by Parent as stockholder of Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize or approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

      SECTION 5.3 No Conflict; Required Filings and Consents.

      (a) None of the execution, delivery or performance of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the transactions contemplated hereby or compliance by Parent or Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or Purchaser, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser, or any of their subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses (ii) and (iii) for any such violations which would not have a Material Adverse Effect on Parent or limit or restrict the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

      (b) None of the execution and delivery of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the transactions contemplated hereby or compliance by Parent and Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger, or, if permitted, a certificate of ownership and merger, pursuant to the GCL, (iii) notifications required by certain state Blue Sky, takeover and environmental statutes, (iv) compliance with the HSR Act and any requirements of any foreign or supranational Antitrust Laws and (v) Consents the failure of which to obtain or make would not have a Material Adverse Effect on Parent or limit or restrict the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

      SECTION 5.4 Information. None of the information provided or that may be provided by Parent or Purchaser for use in the Proxy Statement, the Schedule 14D-9 or the Other Filings, and neither the Offer Documents nor the Schedule 14D-1, shall, at the time filed with the SEC or any other Governmental Entity, and, in the case of the Proxy Statement, at the time mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Purchaser makes any representation or warranty with respect to any information provided or that may be provided by the Company specifically for use in such documents. The
Schedule 14D-1 and the Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      SECTION 5.5 Financing. Parent or Purchaser will have available to it at the time required the funds necessary to consummate the Merger and the transactions contemplated hereby.

      SECTION 5.6 Brokers. Except for Credit Suisse First Boston Corporation, whose fees will be paid by Parent, none of Parent, Purchaser, any of their Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                    COVENANTS

      SECTION 6.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

      (a) adopt any amendment to its Certificate of Incorporation or By-laws or comparable organizational documents;

      (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly-owned Subsidiary of the Company, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into, exchangeable for or evidencing the right to substitute for, capital stock of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character, to purchase or acquire any capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

      (c) declare, set aside or pay any dividends or other distribution (whether in cash, securities or property or any combination thereof) in excess of the regular quarterly dividend in an amount equal to the last paid regular quarterly cash dividend paid by the Company which would normally be paid approximately three months after such last paid regular quarterly dividend was paid, if any such dividends are declared and paid;

      (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities; (e) except for (i) increases in salary and wages granted to officers and employees of the Company or its Subsidiaries in conjunction with promotions or other changes in job status or normal compensation reviews (within the amounts projected in the Company's 1998 operating plan previously provided to Parent) in the ordinary course of business consistent with past practice, or (ii) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements in effect on the date hereof, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any additional severance or termination pay to (other than as required by existing agreements or policies listed on Schedule 4.12(i) hereto), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries or, except pursuant to arrangements disclosed in Schedule 4.12(i), establish, adopt, enter into, amend, accelerate any rights or benefits or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, "golden parachute", employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;

      (f) acquire, sell, lease or dispose of any assets or securities which are material to the Company and its Subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction, other than transactions between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company;

      (g) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, (ii) assume except in the ordinary course of business consistent with past practice, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or (iii) make any advances except in the ordinary course of business consistent with past practice (other than advances to Salomon Smith Barney required under a letter Agreement between Salomon Smith Barney and the Company dated February 24, 1998), loans or capital contributions to, or investments in, any other person (except for investments in short term interest bearing instruments purchased with excess cash of the Company, and for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company);

      (h) settle or compromise any material suit or claim or material threatened suit or claim;

      (i) other than in the ordinary course of business consistent with past practice, (i) modify, amend or voluntarily terminate any contract, (ii) waive, release, relinquish or assign any contract (or any rights of the Company or any of its Subsidiaries thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of its Subsidiaries except for any indebtedness relating to goods properly returned to the Company;

      (j) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to the Company and its Subsidiaries;

      (k) make any material change, other than in the ordinary course of business and consistent with past practice or as required by applicable law, regulation or change in generally accepted accounting principles, applied by the Company (including tax accounting principles);

      (l) release any person or entity from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person or entity; or

      (m) agree in writing or otherwise to take any of the foregoing actions prohibited under Section 6.1 or any action which would cause any representation or warranty in this Agreement to be or become untrue or incorrect in any material respect.

      SECTION 6.2 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives"), to give Parent and Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") reasonable access, during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish Parent, Purchaser and Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as Parent and Purchaser may from time to time reasonably request. Parent will comply with the terms of the Confidentiality Agreement (as hereinafter defined).

      SECTION 6.3 Reasonable Best Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Annex I and Article VII are satisfied, to remove any injunctions or other impediments or delays, legal or otherwise and to consummate and make effective the transactions contemplated by this Agreement.

      In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent and/or Purchaser or any of their respective subsidiaries, should be discovered by the Company or Parent, as the case may be, which should be set forth in the Offer Documents, the Proxy Statement, the Other Filings, Schedule 14D-1 or Schedule 14D-9, the discovering party will promptly inform the other parties of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

      SECTION 6.4 Consents.

      (a) Each of the parties will, and will cause its Subsidiaries to, use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other public or private person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

      (b) The Company shall obtain as promptly as practicable either a letter of Non-Applicability from the New Jersey Department of Environmental Protection indicating that the transactions contemplated hereby do not trigger the Industrial Site Recovery Act or a Negative Declaration letter indicating that no remedial actions have to be taken at the New Jersey warehouse in connection with the transactions contemplated hereby.

      (c) Each of the Company and Parent shall use its reasonable best efforts to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Each of the Company and Parent shall further take all reasonable actions necessary to file any other forms or notifications which may be required by any foreign Governmental Entity and to obtain any approvals which may be required in connection therewith.

      (d) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or Governmental Entity or any multinational authority ("Antitrust Laws"); provided, however, that nothing in this Agreement shall require, or be construed to require, Purchaser or any of its affiliates to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any material assets, businesses, or interest in any assets or businesses of Purchaser, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its material assets or businesses) or to agree to any material changes or restrictions in the operations of any such assets or businesses.

      (e) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

      SECTION 6.5 Public Announcements. The mutual press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither Parent and Purchaser, on the one hand, nor the Company, on the other, shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with the other party, except as may be required by law or as contemplated by the first clause of Section 6.8(a)(ii) (it being understood and agreed that the Company intends to file a Current Report on Form 8-K with respect to the transaction contemplated hereby promptly after the date hereof).

      SECTION 6.6 Indemnification.

      (a) From and after the date hereof, Parent and Purchaser shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties" and individually, the "Indemnified Party") against all losses, liabilities, expenses, claims or damages in connection with any claim, suit, action, proceeding or investigation based in whole or in part on the fact that such Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries and arising out of acts or omissions occurring prior to and including the Effective Time (including but not limited to the transactions contemplated by this Agreement) to the fullest extent permitted by the GCL, for a period of not less than six years following the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

      (b) Parent shall cause the Certificate of Incorporation and By-Laws of the Surviving Corporation and its Subsidiaries to include provisions for the limitation of liability of directors and indemnification of the Indemnified Parties to the fullest extent permitted under applicable law and shall not permit the amendment of such provisions in any manner adverse to the Indemnified Parties, as the case may be, without the prior written consent of such persons, for a period of six years from and after the date hereof.

      (c) Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, subject to the provision by such Indemnified Party of an undertaking to reimburse such payments in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Subject to the undertaking to reimburse referred to in the previous sentence, Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.6 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

      (d) Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party, Parent and the Surviving Corporation, retained at Parent's and the Surviving Corporation's expense.

      (e) This Section 6.6 is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives and shall be binding on the successors and assigns of Parent, Purchaser and the Surviving Corporation.

      SECTION 6.7 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

      SECTION 6.8 No Solicitation.

      (a) The Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall ensure that their respective officers, directors and consultants (including, but not limited to, investment bankers, attorneys and accountants) and will use its best efforts to ensure that its employees, representatives and agents do not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that nothing contained in this Section 6.8 or any other provision hereof shall prohibit the Company or the Company's Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from Company counsel, is required under applicable law; provided that the Company may not, except as permitted by Section 6.8(b), withdraw or modify its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Except as permitted by Section 6.8(b), the Company shall, and shall cause each of its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any of its Subsidiaries or any officer, director, employee or affiliate of, or investment banker, attorney, accountant or other advisor or representative of, the Company or any of its Subsidiaries with parties conducted heretofore with respect to any of the foregoing.

      (b) Notwithstanding the foregoing, the Company may furnish information concerning the Company and its Subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements with terms substantially similar to those contained in the Confidentiality Agreement, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (i) such entity or group, which has not been solicited by or on behalf of the Company after the date hereof, has submitted a bona fide written proposal to the Company relating to the acquisition of all or substantially all of the business or properties of the Company and its subsidiaries or the acquisition of all of the capital stock of the Company with respect to which the Board concludes in good faith, after consulting with a nationally recognized investment banking firm (including but not limited to Salomon Smith Barney), (A) the proposal is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the Offer and the Merger and
(B) the bidder is fully capable of completing the transaction in accordance with the terms of such proposal, and (ii) in the good faith opinion of the Board of Directors of the Company, only after receipt of written advice from legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (i) and (ii) being referred to herein as a "Superior Proposal"). The Company shall provide reasonable notice to Purchaser to the effect that it has received an Acquisition Proposal, including its terms and conditions (but excluding the identity of the party or parties making such Acquisition Proposal, unless the terms and conditions of such Acquisition Proposal contains a purchase price that includes stock of such party or parties). At any time after 48 hours following notification to Purchaser of the Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if the Company has otherwise complied with the terms of this Section 6.8(b), the Board of Directors may withdraw or modify its approval or recommendation of the Offer and may cause the Company to enter into an agreement with respect to a Superior Proposal, provided it shall concurrently with entering into such agreement pay or cause to be paid to Purchaser the Termination Fee (as defined below) plus any amount payable at the time for reimbursement of expenses pursuant to Section 8.3(b). If the Company shall have notified Purchaser of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, the Company may enter into an agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification to Purchaser) after the expiration of such 48 hour period.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      SECTION 7.1 Conditions to Each Party's Obligation to Consummate the Merger. The respective obligations of Parent, Purchaser and the Company to consummate the Merger and the transactions contemplated hereby are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

      (a) Stockholder Approval. If required by the GCL, the stockholders of the Company shall have duly approved the transactions contemplated by this Agreement.

      (b) Injunctions, Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

      (c) Purchase of Shares. Parent and/or Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if Parent and/or Purchaser fails to purchase Shares tendered pursuant to the Offer in violation of the terms of this Agreement or the Offer.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENTS; WAIVER

      SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by Purchaser):

      (a) by mutual consent of Parent and the Company;

      (b) by Parent or the Company:

      (i) if any court or Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift) restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

      (ii) if (x) the Offer shall have expired without any Shares being purchased therein or (y) Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by March 31, 1999; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser, to purchase the Shares pursuant to the Offer on or prior to such date; or

      (iii) if the Supervisory Board of Wolters Kluwer nv shall not have approved the transactions contemplated hereby by June 10, 1998.

      (c) by the Company:

            (i) if Parent and/or Purchaser fails to commence the Offer as provided in Section 1.1 hereof; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is at such time in breach of its obligations under this Agreement such as to cause a Material Adverse Effect on the Company;

            (ii) in connection with entering into a definitive agreement in accordance with Section 6.8(b), provided it has complied with all provisions of such section, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee plus any amounts then due as a reimbursement of expenses; or

            (iii) if Parent or Purchaser shall have made a material misrepresentation or have breached in any material respect any of their respective representations, covenants or other agreements contained in this Agreement, which breach (a) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or Purchaser, as applicable, and (b) limits or restricts the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

      (d) by Parent:

            (i) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Annex I hereto and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or

            (ii) if any event set forth in paragraph (d) of Annex I hereto shall have occurred.

      SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of this Section 8.2, Section
8.3 and the last sentence of Section 6.2, which shall survive any such termination. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement.

      SECTION 8.3 Fees and Expenses.

      (a) Except as contemplated by this Agreement, each party hereto shall bear its own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

      (b) If

            (w) the Company shall terminate this Agreement pursuant to Section 8.1(c)(ii) hereof,

            (x) Parent shall terminate this Agreement pursuant to Section 8.1(d)(ii) hereof,

            (y) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) and (a) prior thereto there shall have been publicly announced another Acquisition Proposal (provided, however, that solely for purposes of this clause (a), the term Acquisition Proposal shall not include (1) the purchase of less than 5% of any class or series of capital stock of the Company if such purchase does not involve an offer to acquire additional shares of capital stock of the Company that could cause any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Purchaser or its affiliates or any group of which any of them is a member, to beneficially own 5% or more of any such class or series or (2) any purchase of 5% or more of any class or series of capital stock of the Company which can properly be reported on a Schedule 13G and (b) an Acquisition Proposal pursuant to which any Person acquires all or a substantial part of the business or properties of the Company or any of its Subsidiaries, any of the capital stock (or securities exercisable for or convertible into such capital stock) of any of the Subsidiaries of the Company or any capital stock (or securities exercisable for or convertible into such capital stock) of the Company which represents 20% or more of the equity interest or voting power of the Company shall be consummated on or prior to March 31, 1999, or

            (z) Parent shall terminate this Agreement pursuant to Section 8.1(d)(i) hereof and an Acquisition Proposal pursuant to which any Person acquires all or a substantial part of the business or properties of the Company or any of its Subsidiaries, any of the capital stock (or securities exercisable for or convertible into such capital stock) of any of the Subsidiaries of the Company or any capital stock (or securities exercisable for or convertible into such capital stock) of the Company which represents 20% or more of the equity interest or voting power of the Company shall be consummated on or prior to March 31, 1999, then, the Company shall pay to Purchaser an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000)(the "Termination Fee"), plus an amount equal to Purchaser's actual documented reasonable out-of-pocket fees and expenses (including, without limitation, reasonable legal, investment banking, financing commitment fees and commercial banking fees and expenses) incurred by Purchaser and Parent in connection with the due diligence investigation, the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby (the "Reimbursable Expenses"), which shall be payable by wire transfer of same day funds to an account designated by Purchaser. The Company shall also be obligated to pay to Purchaser the Reimbursable Expenses in such manner if Parent shall terminate this Agreement pursuant to Section 8.1(d)(i) hereof (regardless of whether an Acquisition Proposal is consummated thereafter). The Termination Fee and Purchaser's good faith estimate of its Reimbursable Expenses shall be paid concurrently with any such termination, together with delivery of a written acknowledgment by the Company of its obligation to reimburse Purchaser for its actual expenses in excess of such estimated expenses payment, except that the Termination Fee and such expenses shall be payable in connection with a termination described in clauses (y) or (z) above upon the consummation of an Acquisition Proposal referenced in such clauses. All fees and expenses paid pursuant to this Section shall constitute liquidated damages and the Company shall have no further liability to Purchaser or Parent under this Agreement after the payment of such fees and expenses, provided that nothing in this sentence shall affect any liability the Company may have to Purchaser or Parent under Stock Purchase Agreements (if any) and the Option Agreement.

      SECTION 8.4 Amendment. This Agreement may be amended by Parent and the Company at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Purchase Price or changes the form thereof without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

      SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

      SECTION 9.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. The covenants and other agreements contained herein shall survive in accordance with their respective terms.

      SECTION 9.2 Entire Agreement; Assignment.

      (a) This Agreement (including the documents and the instruments referred to herein) and the letter agreement between Salomon Smith Barney, on behalf of the Company, and Wolters Kluwer U.S. Corporation, on its own behalf and for Parent and its other affiliates, dated April 6, 1998 (the "Confidentiality Agreement"), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

      (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and Purchaser may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Parent without the consent of the Company). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      SECTION 9.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

      SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

      If to Parent or Purchaser:

            Kluwer Boston, Inc.
            c/o Kluwer Academic Publishers bv
            Spuiboulevard 50, 311GR Dordrecht
            3300 AZ Dordrecht, The Netherlands
            Attention: Jeffrey K. Smith
            Fax #: (011)(31)(78) 639-2268

      with a copy to:

            Wolters Kluwer U.S. Corporation
            161 North Clark Street, 48th Floor
            Chicago, Illinois  60601-3221
            Attention: Bruce C. Lenz
            Fax #: (312) 425-02[cad 220]33 or 0234

      and to:

            Pryor Cashman Sherman & Flynn LLP
            410 Park Avenue
            New York, New York  10022
            Attention: Arnold J. Schaab, Esq.
            Fax #: (212) 326-0806

      If to the Company:

            Plenum Publishing Corporation
            233 Spring Street
            New York, New York 10013
            Attention: Martin E. Tash
            Fax #:  (212) 463-0742

      with copies to:

            Bressler, Amery & Ross, P.C.
            17 State Street

            New York, New York 10004
            Attention: Bernard Bressler

            Fax #: (212) 425-9337

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

      SECTION 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      SECTION 9.6 Consent to Jurisdiction; Waiver of Immunities. The Company, Parent and Purchaser irrevocably submit to the jurisdiction of any Delaware state or federal court thereof in any action or proceeding arising out of or relating to this Agreement, and the Company, Parent and Purchaser hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Delaware court or in such federal court. Parent and Purchaser hereby irrevocably appoint The Corporation Trust Company (the "Parent Process Agent"), with an office on the date hereof at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, as its agent to receive on behalf of Parent or Purchaser service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to Parent or Purchaser in care of Parent Process Agent at Parent Process Agent's above address, and Parent and/or Purchaser hereby irrevocably authorize and direct Parent Process Agent to accept such service on their behalf. The Company hereby irrevocably appoints The Corporation Trust Company (the "Company Process Agent"), with an office on the date hereof at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, as its agent to receive on behalf of the Company service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Company in care of the Company Process Agent at the Company Process Agent's above address, and the Company hereby irrevocably authorizes and directs the Company Process Agent to accept such service on its behalf. As an alternative method of service, the Company, Parent and Purchaser also irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the respective party at its address specified in Section 9.4. The Company, Parent and Purchaser agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      SECTION 9.7 Descriptive Headings. The descriptive headings and captions herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 2.9 and 6.6, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 9.10 Certain Definitions. As used in this Agreement:

      (a) the term "Affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "Control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

      (b) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

      (c) the term "Subsidiary", "Subsidiaries" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      SECTION 9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                    * * * * *

      IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                KLUWER BOSTON, INC.


                                By: /s/ Jeffrey K. Smith
                                   -------------------------------
                                   Name:  Jeffrey K. Smith
                                   Title: President


                                PPC ACQUISITION CORP.


                                By: /s/ Jeffrey K. Smith
                                   -------------------------------
                                   Name:  Jeffrey K. Smith
                                   Title: President

                                PLENUM PUBLISHING CORPORATION

                                By: /s/ Martin E. Tash
                                   -------------------------------
                                   Name:  Martin E. Tash
                                   Title: President and Chairman of the Board

                                     ANNEX I

      Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall have occurred:

      (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against Purchaser, Parent, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Purchaser's or Parent's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets (or that of any of its Subsidiaries), or to compel Purchaser or Parent or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Purchaser or Parent of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement or the Stock Purchase Agreements, or seeking to obtain from the Company, Purchaser or Parent any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or there shall be pending any suit, action or proceeding by any Governmental Entity against Purchaser, Parent, the Company or any Subsidiary of the Company which is reasonably likely to have a Material Adverse Effect on the Company;

      (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

      (c) there shall have occurred any events after the date of the Agreement which have or will have a Material Adverse Effect on the Company;

      (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Acquisition Proposal or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 6.8(b) of the Agreement;

      (e) the representations and warranties of the Company set forth in the Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Agreement and as of the scheduled expiration of the Offer unless the inaccuracies without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not result in Material Adverse Effect on the Company;

      (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it (i) under
Section 6.1 or 6.8 of the Agreement or (ii) under any other agreement or covenant to be performed or complied with by it under the Agreement, unless the failure to so perform or comply would not have a Material Adverse Effect on the Company;

      (g) the Agreement shall have been terminated in accordance with its terms;

      The foregoing conditions are for the benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

      The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.

                                  SCHEDULE 4.8

                                MATERIAL CHANGES

      After March 31, 1998, the Company realized losses of approximately $3.4 million dollars as a result of liquidating its securities portfolio. The only remaining investments are 34,825 shares of Gradco Systems, Inc. and an investment of $1.1 million dollars at cost in Tutor Time Learning Systems stock and a note receivable.

                                  SCHEDULE 4.11

                                   LITIGATION

      None.

                                SCHEDULE 4.12(a)

                             EMPLOYEE BENEFIT PLANS

1. Profit Sharing Plan (effective 1/1/89, as amended on 3/20/92, 3/17/93, 5/16/94 and 12/13/94).

2.    Incentive Compensation Plan for Executive Officers and Key Employees.

3.    Employee Medical Benefit Plan managed by Corporate Healthcare Financing,
      Inc.

4. Group Insurance Program providing term life and accidental death and dismemberment coverage - Fortis Benefits Insurance Company (Policy 65121).

5.    See Schedule 4.12(i) for "golden parachute" agreements.

6.    Sick pay policy for hourly personnel - 7 days per year.

7. Severance pay: seven months to one year - 1 week; one year or more - 2 weeks.

8. Travel Insurance - $500,000 Hartford Insurance Co. Policy No. 12ETB108204, Expires May 1, 2000.

                                SCHEDULE 4.12(i)

                        EMPLOYMENT/TERMINATION AGREEMENTS

      1. Second Amended Contingent Compensation Agreements dated 8/1/96 with the following persons:

                  a.    Martin E. Tash;
                  b.    Mark Shaw;
                  c.    Harry Allcock;
                  d.    Ken Derham;
                  e.    Ghanshyam Patel.

      2. Contingent Compensation Contracts dated 8/1/96 with the following persons:

                  a.    John Hwang;
                  b.    Carol Bischoff;
                  c.    Tom Mulak.

                                SCHEDULE 4.12(j)

                                   LABOR UNION

      At the Company warehouse in Edison, New Jersey the hourly workers are represented by Local 29, Retail/Wholesale & Deparment Store Union, AFL-CIO.

                                SCHEDULE 4.14(b)

                                    LICENSES

1. Translation Rights Agreement dated March 3, 1998 between Plenum Publishing Corporation ("Plenum") and Editoriale Armenia (granting license to publish Tao of Immunology).

2. Firstsearch Electronic Collections Online Agreement dated September 2, 1997 between Plenum and OCLC Online Computer Library Center, Incorporated (granting right to make journals available online).

3. Agreement dated June 17, 1997 between Plenum and Blackwells (granting access to CatchWord journals).

4. General Agreement dated April 16, 1997 between Plenum and UMI Company (granting license to reproduce and distribute various works).

5. Rights Agreement dated January 1, 1997 between Plenum and The British Library Board (granting license to use material in journals and other works).

6. Agreement dated October 31, 1996 between Plenum and Kenneth Marshall (granting license to publish paperback editions of A Sexual Odyssey).

7. Comprehensive Publisher Photocopy Agreement dated June 28, 1995 between Plenum and Copyright Clearance Center, Inc. (granting right to reproduce and distribute substantially all print publications of Plenum).

8. Agreement dated March 30, 1990 between Plenum and University Microfilms, Inc. (granting license to reproduce and distribute various works in microform).

9. Agreement dated April 10, 1989 between Plenum and MacMillan Book Clubs, Inc. (granting book club rights in Comprehensive Handbook of Cognitive Therapy).

10. Agreement dated February 6, 1986 between Plenum and the Institute for Scientific Information, Inc. (granting license reproduce and distribute two journals).

11. License Agreement between Plenum and Information Access Company (granting license reproduce and distribute two journals).

12. Miscellaneous agreements in which Plenum grants permission to reprint a certain number of copies of material owned by Plenum.

13. License Agreement dated January 21, 1994 between IFI/Plenum Data Corporation ("IFI") and The American Chemical Society (granting license to utilize computer databases).

14. Database License Agreement dated November 1, 1991 between Maxwell Online, Inc. and IFI (granting license to utilize computer databases).

                                  SCHEDULE 4.16

                              ENVIRONMENTAL MATTERS

      Set forth below is a summary of the file maintained by the New Jersey Department of Environmental Protection ("NJDEP") with respect to real property located at 200 and 220 McGaw Drive, Edison Township, New Jersey, which Plenum purchased on November 16, 1990. The NJDEP file was generated in connection with the action taken by a prior owner, L. Perrigo Company ("Perrigo"), to comply with the requirements of the Environmental Cleanup Responsibility Act ("ECRA"). This Act was subsequently amended and is now known as the Industrial Site Recovery Act ("ISRA").

      Prior Owners and Operators

      On December 31, 1983, Albert Frassetto purchased the property from I.C.E. Associates. He owned the property until it was sold to Plenum Publishing Corporation ("Plenum"). The site consists of a warehousing space and two office areas located on the main floor and on a mezzanine. From September 1979 through August 1994 First National State Bank leased the mezzanine area for office space. Thereafter, from September 1984 through December 1989 the New Jersey Teachers Academy leased this space.

      ECRA

      The requirements of ECRA are triggered when an "industrial establishment" terminates, transfers or closes its business activities. Industrial establishments are defined in the statute as places of business which utilize hazardous substances and have an Standard Industrial Classification Code ("SIC") set out in the statute. The statute covers all manufacturing operations and certain other activities. Perrigo intially took the position that the property was not subject to the requirements of ECRA because of the owner's SIC code. However, this analysis was incorrect because the SIC code of the property is based upon the business operations undertaken at the facility. In this case, NJDEP decided that the SIC code for Perrigo, the tenant was 51, an ECRA subject activity.

      In July 1990, Perrigo submitted a request for an Administrative Consent Order ("ACO") allowing the termination of activities before the ECRA investigation and cleanup was completed. The company agreed to establish a $500,000 financial assurance to secure its cleanup obligation.

      In October 1990, Perrigo submitted its General Information Submission ("GIS") and Site Evaluation Submission ("SES") forms to the NJDEP. These forms generally discussed the business activities conducted at the site. In addition, they showed that the primary environmental concern for the property was the existence of two 4,000 gallon underground storage tanks ("USTs"). These USTs were used for storage of No. 2 heating oil. No other environmental concerns existed because the facility was used primarily for storage of finished and packaged goods.

      Perrigo hired an environmental consultant to handle the closure of the USTs and post-excavation sampling. In its report, the consultant stated that no holes were noted in the tanks after they were removed from the ground. Further, all post-excavation soil samples were well below the NJDEP's existing cleanup limits. Based on this information, no further action was approved for these areas of concern.

      In a Report of Inspection, the NJDEP case manager also requested further information concerning a hole observed in the facility's wall and floor drains. Perrigo was able to resolve these issues by showing that the hole was related to stormwater runoff from the roof, and the floor drains emptied to the sanitary sewer line.

      Sale of Property to Plenum

      In October 1990, Frassetto advised the NJDEP that a contract to sell the property to Plenum had been executed. An amendment to the ACO was executed. This amendment authorized the transaction to close. However, no substantive cleanup requirements were imposed because of its execution.

      On March 26, 1991, Perrigo submitted a Negative Declaration Affidavit stating that the cleanup for the property was complete and performed in accordance with NJDEP regulatory requirements. This Negative Declaration was approved by NJDEP on April 3, 1991. With the issuance of this letter, the ECRA review was closed.

                                  SCHEDULE 4.17

                                    INSURANCE



                                                     Policy Number 488-30-26-58

-------------------------------------------------------------------------------
                          COMMON POLICY DECLARATIONS
                               PREMIUM STATEMENT
-------------------------------------------------------------------------------

NAMED INSURED:                              PRODUCER:
PLENUM PUBLISHING CORP.                        HARVEY DANN CO INC
(SEE AIL 03 #2)                                 122 EAST 42ND STREET
233 SPRING STREET                               SUITE 1013
NEW YORK, NY 10013                              NEW YORK, NY

                                                                          10168

Premium Statement for the period from 05/15/97 to 05/15/98

This policy consists of the following coverage parts for which a premium is indicated. This premium may be subject to adjustment.

           COVERAGE SECTION                                        PREMIUM
--------------------------------------         --------------------------------------------------
                                               At Inception    1st Anniversary    2nd Anniversary
                                               ------------    ---------------    ---------------
Commercial Property Coverage Part                   $22.128

Commercial General Liability Coverage Part          $17.253

Commercial Crime Coverage Part

Commercial Auto Coverage Part                        $6.272

Commercial Umbrella Coverage Part                    $7.302

Commercial Inland Marine Coverage Part               $1.540

Boiler and Machinery Coverage Part



LIBEL COVERAGE PART                                 $21.000





            Total Advance Premium                   $75.495
                                               ------------    ---------------    ---------------
STATE CHARGES                                       $96.35
  (SEE AIL 03 07 86 $003)


-------------------------------------------------------------------------------
                             SCHEDULE OF PAYMENTS
-------------------------------------------------------------------------------
SEE CONTINUATION OF PREMIUM STATEMENT. AIL03. FOR SCHEDULE OF PAYMENTS

C P W

AIL 02 07 95                         INSURED                 PREMIUM STATEMENT

                                                     Policy Number 298-50-09-89

-------------------------------------------------------------------------------
                          COMMON POLICY DECLARATIONS
                               PREMIUM STATEMENT
-------------------------------------------------------------------------------

NAMED INSURED:                              PRODUCER:
PLENUM PUBLISHING CORP.                        HARVEY DANN CO INC
(SEE AIL 03 #2)                                 122 EAST 42ND STREET
233 SPRING STREET                               SUITE 1013
NEW YORK, NY 10013                              NEW YORK, NY

                                                                          10168

Premium Statement for the period from 05/15/97 to 05/15/98

This policy consists of the following coverage parts for which a premium is indicated. This premium may be subject to adjustment.

           COVERAGE SECTION                                        PREMIUM
--------------------------------------         --------------------------------------------------
                                               At Inception    1st Anniversary    2nd Anniversary
                                               ------------    ---------------    ---------------
Commercial Property Coverage Part

Commercial General Liability Coverage Part

Commercial Crime Coverage Part

Commercial Auto Coverage Part                     $2.874

Commercial Umbrella Coverage Part

Commercial Inland Marine Coverage Part

Boiler and Machinery Coverage Part




                     Total Advance Premium        $2.874
                                               ------------    ---------------    ---------------
NY VEHICLE FEE                                    $1.00


-------------------------------------------------------------------------------
                             SCHEDULE OF PAYMENTS
-------------------------------------------------------------------------------

C P W

AIL 02 07 86                         INSURED                 PREMIUM STATEMENT

Centennial      WORKERS COMPENSATION AND EMPLOYERS LIABILITY
Commercial                   INSURANCE POLICY
Insurance Company
NCII #12149                  Information Page

Rewrite of No.                                          Policy Number
Renewal of No.  401-51-41-93                             401-70-91-24

                                                     (INTRASTATE G16908)
Item 1. INSURED. The Insured and Malling Address:        ID # 910743759
PLENUM PUBLISHING CORP.                                 FEIN 135648711
233 SPRING STREET
NEW YORK, NY 10013                          Other workplaces not shown at left:


/ / INDIVIDUAL         / / PARTNERSHIP        /X/ CORPORATION         / / OTHER
-------------------------------------------------------------------------------
Item 2. POLICY PERIOD. From: May 15, 1997    To: May 15, 1998  12:01 A.M.
                                             STANDARD TIME AT THE SCHEDULED
                                             MAILING ADDRESS
-------------------------------------------------------------------------------
Item 3. COVERAGE

A. Workers Compensation Insurance: Part One of the policy applies to the Workers Compensation Law of the states listed here:

       DELAWARE                 NEW JERSEY               NEW YORK
       NORTH CAROLINA

B. Employers Liability Insurance: Part Two of the policy applies to work in each state listed in item 3A.

                The Limits of our liability under Part Two are:

Bodily injury by Accident   Bodily Injury by Disease    Bodily Injury by Disease
 $100,000 each accident      $500,000 policy limit       $100,000 each employee

C. Other States Insurance: Part Three of the policy applies to the states, if any, listed here: All states except Nevada, North Dakota, Ohio, Washington, West Virginia and states designated in Item 3.A. of the Information Page.

D. This policy includes these endorsements and schedules: SEE G1690B SCHEDULE OF ENDORSEMENTS

-------------------------------------------------------------------------------
Item 4. PREMIUM.  The premium for this policy will be determined by our
                  Manuals of Rules, Classifications, Rates and Rating Plans. All information required below is subject to verification and change by audit.
-------------------------------------------------------------------------------

                                                                              Price Per
                                        Code           Total Estimated        %100 of      Estimated ANNUAL
 Classifications                         No.             ANNUAL                                 Products
-----------------------------------------------------------------------------------------------------------
See Extension of information Page                                                                38,172.0
Surcharges and Assessments                                                                        3,796.0
and/or Filing Fees (SEE G16908)
Expense Constant Charge                                                                           INCLUDE
-----------------------------------------------------------------------------------------------------------
Minimum            Interim            Deposit                                   Total
Premium $850 (NJ)  Adjustments        Premium                                 Estimated         $41,968.0
                                                                                Cost
-----------------------------------------------------------------------------------------------------------

Representative         Agent or Broker  HARVEY DANN CO INC
                       Office Address
                                       122 EAST 42ND STREET
                                       SUITE 1013
                City, State, Zip Code  NEW YORK, NY          10168
-------------------------------------------------------------------------------
DATE OF ISSUE: JPS: 05/27/97           SERVICING OFFICE: NEW YORK
/ / This is a Three Year Fixed Rate Plicy

RENEWED BY POLICY NUMBER
                         CPW     Corporated by /s/ Dennis J. Sellers
------------------------                       ---------------------------------
                                                Authorized Signature     Date

2Q 44191-1 (11/96)    Copyright 1987 National Council on Compensation Insurance
WC 00 00 01A                               INSURED